EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159505 of Morgan Stanley on Form S-8 of our report dated June 28, 2013, relating to the financial statements of Morgan Stanley 401(k) Savings Plan (which report expresses an unqualified opinion and includes an explanatory paragraph related to the merger of the Morgan Stanley 401(k) Savings Plan into the Morgan Stanley 401(k) Plan effective at close of business on December 31, 2012) appearing in this Annual Report on Form 11-K of Morgan Stanley 401(k) Savings Plan for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

New York, NY
June 28, 2013